                                                             Exhibit (m)(4)(ii)

                          PLAN OF DISTRIBUTION PURSUANT
                                  TO RULE 12b-1
                                (Class C Shares)

         Plan of Distribution adopted as of the 18th day of February 2003 by Performance Funds Trust a Delaware business trust (the "Trust"), on behalf of the Class C shares of its separately designated series (the "Funds").

                                   WITNESSETH

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company; and

WHEREAS, each Fund is a separately designated investment series of the Trust with its own investment objective, policies and purposes offering four separate classes of shares of common stock, par value $.001 per share, of the Trust (the "Shares").; and

WHEREAS, the Trust has entered into a Distribution Agreement with Performance Funds Distributor, Inc. pursuant to which the Distributor acts as the exclusive distributor and representative of the Trust in the offer and sale of the Shares to the public; and

WHEREAS, the Corporation desires to adopt this Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which the Fund will pay an account maintenance fee and a distribution fee to the Distributor with respect to Class C shares of the Fund; and

WHEREAS, the Board of Trustees of the Trust (the "Trustees") as a whole and the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "12b-1 Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its Class C shareholders, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

NOW THEREFORE, the Trust on behalf of the Funds hereby adopts this Plan on the following terms:

1. DISTRIBUTION ACTIVITIES. The Fund shall pay the Distributor a distribution fee under the Plan at the end of each month at the annual rate of 1.00% of average daily net assets attributable to Class C shares of the Fund, 0.75% of which will constitute distribution fees. This fee would include compensation to the Distributor and other broker dealers for providing sales and promotional activities and services. Such activities and service will relate to the sale, promotion and marketing of the Class C shares. Such expenditures may consist of sales commissions to financial consultants for selling Class C shares, compensation, sales incentives and payments to sales and marketing personnel, and the payment of expenses incurred in its sales and promotional activities, including advertising expenditures related to the Class C shares of the Fund and the costs of preparing and distributing promotional materials with respect to such Class C shares. Payment of the distribution fee described in this Section 1 shall be subject to any limitations set forth in applicable regulations of the National Association of Securities Dealers, Inc. Nothing herein shall prohibit the Distributor from collecting distribution fees in any given year, as provided hereunder, in excess of expenditures made in such year for sales and promotional activities with respect to the Funds. A portion of the Rule 12b-1 fee equal to 0.25% of the average net assets of each Fund attributable to Class C shares constitutes a shareholder servicing fee designed to compensate the

Distributor for the provision of certain services to shareholders. The services provided shall include shareholder administrative support services including (i) answering customer inquiries; (ii) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (iii) assisting in aggregating and processing purchases of Fund shares; (iv) arranging for wiring of funds; (v) furnishing (either separately or on an integrated basis with other reports sent to a shareholder by a Servicing Agent monthly and year-end statement and confirmation of purchases and; (vi) transmitting on behalf of a fund, proxy statements, prospectuses and other communications.

2. PAYMENTS TO OTHER PARTIES. The Funds hereby authorize the Distributor to enter into agreements with broker-dealers to provide compensation to such broker-dealers for activities and services of the type referred to in Section 1 hereof. The Distributor may reallocate all or a portion of its account maintenance fee for distribution fee to such broker dealers as compensation for the above-mentioned activities and services. Such agreements shall provide that the broker-dealers shall deliver to the Distributor such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in Section 5 hereof.

4. RELATED AGREEMENTS. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

                  (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the 12b-1 Trustees or, by vote of a majority of the outstanding voting securities (as defined in the Act) of Class C shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

                  (b) that such agreement shall terminate automatically in the event of its assignment.

5. QUARTERLY REPORTS. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan with respect to Class C shares of the Funds and any related agreement and the purposes for which such expenditures were made.

6. TERM AND TERMINATION.

                  (a) This Plan shall become effective as of the date hereof, and , unless terminated as herein provided, shall continue from year to year thereafter, so long as such continuance is specifically approved at least annually by votes, cast in person at a meeting called for the purpose of voting on such approval, of a majority of both the (I) Trustees of the Trust and (ii) the 12b-1 Trustees.

                  (b) This Plan may be terminated at any time by vote of a majority of the 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the Act) of Class C shares of the Funds.

7. AMENDMENTS. This Plan may not be amended to increase materially the maximum expenditures permitted by Section 1 and 2 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of Class C shares of the Fund, and no material amendment to this Plan shall be made unless approved in the manner provided for the annual renewal of this Plan in Section 6(a) hereof.

8. RECORDKEEPING. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 5 hereof for a period of not less than six years from the date of this Plan, any such related agreement or such reports, as the case may be, the first two years in an easily accessible place.

9. DEFINITION OF CERTAIN TERMS. For purposes of this Plan, the terms "assignment", "interested person", "majority of the outstanding voting securities", and "principal underwriter" shall have their respective meanings defined in the Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted to either the Trust or the principal underwriter of the Shares by the Securities and Exchange Commission, or its staff under the Act.

10. SEPARATE SERIES. Pursuant to the provisions of the Articles of Incorporation each Fund is a separate series of the Trust, and all debts, liabilities and expenses of Class C shares of the Funds shall be enforceable only against the assets of Class C shares of each Fund and not against the assets of any other fund or class of shares or of the Trust as a whole.


IN WITNESS WHEREOF, the Trust has caused this Plan to be executed as of the day and year first written above.

                                              PERFORMANCE FUNDS TRUST



                                              By:
                                                  -----------------------------
                                              Title:

Accepted By:

PERFORMANCE FUNDS DISTRIBUTOR, INC.



By:
    ------------------------------
Title: